EXHIBIT 10.1 - Letter of Intent


Dental Spas, LLC
108 East Monroe
Fairfield, Iowa 52556

February 23, 2006

Private and Confidential

Mr. Rex A. Morden
President and Chief Executive Officer
Mobile Nation, Inc.
2638 Pershing Circle
Henderson, NV  89074


Re: "Letter of Intent" ("LOI"), for the Share Exchange Agreement involving Dental Spas, LLC ("DSL") and Mobile Nation, Inc. (the "Company") a publicly traded company.

Dear Mr. Morden:

In furtherance to our recent conversations, Dental Spas, LLC is pleased to submit this proposal for purposes of consummating the proposed transaction with Mobile Nation, Inc. ("Mobile Nation" or the "Company"), which will result in a business combination involving the Company and DSL.

This LOI sets forth the principal terms of a proposed transaction regarding the issuance of approximately 13,764,000 shares of a combination of the Company's common and preferred stock, in exchange for the transfer of 100% of the shares or membership interests of DSL to the Company (the "Exchange"). Whichever form the Exchange takes, the objective will be to place all the assets of BriteSmile Spas, LLC (pursuant to the Purchase Agreement dated January 13, 2006 consisting of 17 dental spas formerly owned by BriteSmile, Inc. and certain US and international product distribution rights) into the control and the direct or indirect ownership of the Company and to fund the transaction and working capital for the business with $27 million of debt and equity proceeds from a private offering of the Company's stock. This LOI is a non-binding expression of the general terms and conditions of the Exchange transaction, subject to specific terms and conditions that will be set forth in a mutually acceptable definitive Share Exchange Agreement hereinafter (the "Exchange Agreement") providing for the Exchange, which is to be approved by both parties' Board of Directors and signed by their appointed representatives; however, the following agreement set forth in the balance of this paragraph shall be binding on the parties: For a period of 60 days following execution of this LOI by the second party to sign, (1) unless this LOI is terminated by DSL due to adverse due diligence findings regarding the business, financial condition or liabilities of the Company, (2) unless the DSL-BriteSmile Purchase Agreement is terminated, DSL shall not engage in negotiations with, or accept any offer from, another party to effect a reverse merger of DSL or any affiliate into an SEC registered company, and neither the Company nor Rex Morden shall engage in negotiations with, or accept any offer from, another party to effect a business combination between the Company and another company. This LOI will contain appropriate representations and warranties, as well as customary covenants, indemnification and conditions in form and substance satisfactory to both DSL and the Company and their respective counsels, and an opportunity for DSL to perform appropriate due diligence inquiries and review of the Company's SEC filings and other related documents to determine the business, financial condition and liabilities of the Company.

  1.  Representations and Warranties.

Representations and warranties of the Company. (i) The Company is a fully reporting publicly-traded company that trades under the trading symbol MTNT.PK. The Company has 20,000,000 shares of common stock, with a $.001 par value per share (the "Common Shares") authorized, of which approximately 573,500 shares of Common Stock are issued and outstanding, and 10,000 authorized shares of preferred stock with a $40.00 par value per share (the "Preferred Shares"), of which 0 shares are outstanding. The Company has made no commitments, contingent or otherwise, to issue any securities of the Company or any subsidiary thereof to any person. The Company has now, and will have at the closing of the transactions contemplated by the Exchange Agreement (the "Closing"), all requisite legal and corporate power and authority to enter into and perform its obligations under the Exchange Agreement, upon the action of its board of directors and without consent of or prior notification to shareholders; however, to effect this end, the Company may need to accept convertible debt from DSL's equity investor and convert such debt to preferred stock after the Closing and after effecting an amendment to the Company's governing documents permitting the Company to issue blank check preferred stock upon the authorization of its board of directors. (ii) All information relating to or concerning the Company set forth in the LOI and Exchange Agreement or provided to DSL in writing or orally by senior management or counsel to DSL in connection with the transactions contemplated hereby is and shall be true and correct in all material respects. No event or circumstance known to the Company has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, which has not been disclosed.

(iii) The minute books of the Company are maintained by the Company and contain accurate summary records of all meetings and written consents to action of the Company's stockholders, the Board of Directors and all committees, if any, appointed by the Board. The Company is SOX compliant and current with all SEC filings and audit reports accurately and completely reflect all material information purported to be shown therein in all material respects. (iv) Pending the Closing, MTNT shall issue no Preferred or Common Shares or grant any rights to be issued Preferred or Common Shares. Representations and warranties of both parties. (v) Between the date of this LOI and the closing of the Exchange transaction, each party will continue to conduct its business as it is presently conducted subject to the terms and conditions of this agreement. Pending the Closing, each party agrees that there will be no material adverse change to their business or their capitalization.

  2. Transaction. The terms and conditions of the Exchange transaction shall include the following:

(a) Prior to the Closing, the Company will have 573,500 Common Shares issued, outstanding and committed. This is to represent approximately four percent (4%) fully diluted of the post-Closing issued and outstanding shares.

(b) DSL's members and one or more investors providing funds for the purchase of the dental spas in connection with the transaction shall receive an aggregate of approximately 13,764,000 shares of Company Common and Preferred Stock. This shall represent approximately ninety-six percent (96%) fully diluted of the post-Closing issued and outstanding shares. If the transaction is taxable to the parties, each party's obligation to proceed to Closing shall be subject to the reasonable satisfaction of such party that substantial taxable income shall not be recognized by such party or its members or shareholders in connection with the transactions contemplated by the Exchange transaction and Agreement.

(c) All filings required to be made under federal and state laws, and the rules and regulations promulgated there under, will be made as soon as practicable, and in accordance with the requirements of the SEC, following the approval of the Exchange Agreement by the respective Boards of Directors and by the members of DSL.

(d) The Company will use up to four hundred thousand dollars ($400,000) of escrowed funds to be provided by DSL prior to or at Closing to pay existing liabilities and fees connected with the proposed transaction, so that the liabilities remaining on the balance sheet of the Company (other than any debt issued at Closing) shall not exceed $1000 in aggregate.

(e) Prior to the Closing, Company shall have 0 outstanding shares of preferred stock.

(f) The Company will satisfy all instruments convertible into shares of Common Stock prior to or at Closing.

(g) Both parties agree to use "best efforts" to have the Exchange Agreement executed within the time frame necessary to fulfill the obligations of the Purchase Agreement, but no later than 60 days from the date this LOI unless the parties find it mutually beneficial to extend the time frame and agree to do so in writing,

(h) On or prior to the execution of the Exchange Agreement, each company shall obtain the necessary shareholder/member and/or board approvals to effect the Close of the proposed transaction; however, nothing in this LOI is intended to negate the representations and warranties of the Company set forth in paragraph 1(i).

(i) Each party shall, to its satisfaction, complete its due diligence investigation of the other party, and its obligation to proceed to Closing shall be subject to its evaluation of the results of such investigation.

(j) At the Closing, the officers and directors of the Company shall resign and elect those individuals designated by DSL to serve on the Company's Board of Directors until the next annual meeting of the shareholders of the Company. Also, upon closing of the transaction, the officers of DSL shall be engaged on terms (addressing titles, authority, duties etc.) acceptable to DSL and its existing officers who shall comprise and have the right to designate the officers of the Company for such terms as is so approved by the Board of Directors.

(k) At the Closing DSL will be responsible for the Company name and symbol change.

(l) DSL acknowledges it has 4 business day after the Closing to file a valid Form 8-K as required by the Securities and Exchange Commission upon the consummation of the transaction contemplated hereby. Additionally, DSL will take such steps as shall be reasonable to file an updated 15-c211.

(m) The Company shall have filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months.

  4.  Assets/Liabilities/Good Standing.

  The Company warrants that it is not aware of any pending litigation, has no unreported liabilities, and is in good standing with the State of its incorporation.


5.  Closing/Due Diligence.

This LOI is to be signed by the parties no later than close of business on February 23, 2006. The Exchange Agreement shall be executed as soon as practicable thereafter.

The obligations of the parties to negotiate the Exchange Agreement and to consummate the Closing are subject to conditions that will include, but will not be limited to, those set forth above, and the following:

(a) No events shall have occurred that individually or in the aggregate have a material adverse effect on the business or financial condition of the Company.

(b) There shall have been received all governmental and regulatory approvals and any consents from third parties necessary to consummate the transactions;

(d) In conducting a review and examination of the management, business, markets, assets, liabilities and financial condition of DSL and the Company, neither party shall become aware of any liability, condition, fact or event that, in such party's discretion, would make the proposed acquisition inadvisable or not in the best interests of such party;

(e) The Exchange Agreement and any other final terms of the proposed transactions shall have been approved by the Board of Directors of DSL and the Board of Directors of the Company;

(f) An escrow shall have been created and funded with $400,000 on terms acceptable to Company and not inconsistent with this LOI to be released to the Company on or before the Closing date.

6.  Standstill/Confidentiality.

In consideration of a $25,000 non refundable deposit and the additional expense to be incurred by DSL in conducting its due diligence investigation, and preparations for the Exchange, upon the execution and return of this LOI, accompanied by the non refundable deposit the Company agrees to terminate all on going merger negotiations and further agrees that for a period of 60 days from the execution of the LOI and receipt of the non refundable deposit the Company and/or its respective representatives will not (a) take action to negotiate, solicit, promote, encourage or facilitate (including providing any information to any third party) any transaction with any party other than as provided in the Exchange Agreement, or (b) disclose the transaction proposed in this LOI or any of its terms to any person other than on a strictly need-to-know basis or as required by the Securities and Exchange Commission's regulations.

7.  Expenses.

All expenses connected with the transactions contemplated hereby shall be the responsibility of the party incurring the expense, unless otherwise stipulated.

8.  Press Release/Miscellaneous.

The specific terms of this LOI shall not be disclosed by any party to any person, except as may be required by the Securities and Exchange Commission's regulations, or as may be necessary to receive requisite regulatory or corporate approvals. The parties agree that any press release or other announcement announcing the transaction prior to the Closing will only be made upon their joint approval. This LOI and the Exchange Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the regulations of the Securities and Exchange Commission.

9.  Access to Information.

 Upon execution of this LOI, each party agrees to permit the other and its employees, attorneys, accountants, investment bankers and other agents to have full and free access, during normal business hours, to the books and records of the other and to the other's premises, employees, customers and suppliers (each party will work closely with the other's senior management to avoid disruption of these relationships) for the purpose of investigating the business and financial affairs and prospects of each other.


Please indicate your acceptance and approval of this LOI by signing and dating below, and by returning a copy of this executed Letter to Dental Spas, LLC.


Dated:  February 23, 2006
        Dental Spas, LLC



     By: /s/ Philip L. Hirschhorn
        ---------------------------------
        Philip L. Hirschhorn, Manager


Accepted and Agreed to:

        Mobile Nation, Inc.



     By: /s/ Rex Morden, President/CEO
        -------------------------------
        Rex Morden, President/CEO

Date: Feberuary 23, 2006